Exhibit 99.1

Ameritrans Capital Corporation Enters Into Definitive Agreements with Affiliate of Columbus Nova, LLC

Announces Up to $65 million Equity Investment by Affiliates of Columbus Nova

NEW YORK, April 13, 2011 / - Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP), a business development company, today announced that an affiliate of Columbus Nova, LLC, Renova US Holdings, Ltd. (“Renova”), has agreed to purchase a majority stake in Ameritrans Capital Corporation (“Ameritrans” or the “Company”) as part of a $65 million equity investment plan to enable the Company to grow its business of lending to middle-market companies.

Pursuant to the definitive stock purchase agreement relating to the equity investment, Renova will initially purchase $25 million of shares of common stock of Ameritrans for the greater of $1.80 per share and the then-prevailing per share net asset value of Ameritrans.  Following the closing of the initial equity investment, Renova will own approximately 80.3% of the Company's common equity on a pro forma basis.  It is anticipated that subsequent to the investment the Company will effect a reverse stock split of approximately 10 shares to one new share.  (All amounts in this press release have not been adjusted for any potential reverse stock split.)

Renova is also committed to purchase up to an aggregate of $40 million of additional common stock in equal quarterly amounts over the two year period subsequent to the initial closing.  The per share purchase price for such additional purchases will be the greater of $1.80 and the then-prevailing per share net asset value of Ameritrans.  The gross additional amount of common stock that Renova has committed to purchase will be subject to reduction to the extent the purchases are made prior to their scheduled quarterly dates and would equal $35 million if the full amount were funded on the initial closing date.  Pro forma for the issuance of the additional shares of common stock, Renova will own approximately 91.4% of the Company's common equity following the purchase of all additional shares (assuming the full $40 million of shares are acquired and no additional shares are issued prior to such issuances other than pursuant to the transaction).

The Company will promptly apply the proceeds of the initial closing, after repayment of the $1.5 million Senior Secured Note issued by the Company in January 2011 and payment of transaction-related expenses, to an investment by the Company in its SBIC subsidiary, Elk Associates Funding Corporation.  This amount is intended to be invested by the Company together with expected future borrowings in an expanded middle market lending program.

Under the terms of the stock purchase agreement and subject to approval by the Company's stockholders, Ameritrans Capital Management LLC an affiliate of Columbus Nova, will replace Velocity Capital Advisors as the Company's external investment advisor.  The Company believes that the terms and conditions of the investment advisory and management agreement with Ameritrans Capital Management LLC, are fair to the Company and consistent with fees charged by other investment advisors for similar services.

It is currently anticipated that after Renova makes this investment, the Company's Chief Executive Officer, Chief Financial Officer and Executive Vice President, will continue in their current positions.  Columbus Nova’s investment professionals will supplement Ameritrans’ own investment capabilities in the management of the Company’s corporate lending program.

Upon the initial closing, the Company's Board of Directors will be expanded from nine to eleven members, five of which will be individuals currently serving on the Board and six of which will be individuals designated by Renova.  The Company anticipates that it will continue to maintain a presence in both New York City and Jericho, NY.

"Since the 2009 calendar year, Company management and our Board have performed a lengthy review of numerous strategic and financing options for addressing the Company’s capital needs while maximizing stockholder value. We believe that this transaction positions Ameritrans to pursue its middle market lending strategy and provides a strong capital base to pursue growth" said Michael Feinsod, Chairman and Chief Executive Officer of Ameritrans Capital Corporation.

Andrew Intrater, Chief Executive Officer of Columbus Nova, said, "This new partnership not only cures the existing capital issues for Ameritrans, but it will also put the Company on a trajectory for growth and profitability. The Company can now get back to the business of lending to companies poised to grow as the economy recovers."

In addition to customary closing conditions, the closing of the initial equity investment and related transactions is subject to regulatory approval and the approval of the Ameritrans Capital Corporation shareholders.

Certain affiliates of Ameritrans Capital Corporation have entered into a voting and support agreement with Columbus Nova and have agreed, subject to the terms and conditions set forth in such agreement, to vote a minimum of approximately 41% of the outstanding voting stock of Ameritrans Capital Corporation common stock in favor of the transactions contemplated by the stock purchase agreement.

The Company intends to hold a special stockholder meeting as soon as practicable to secure stockholder approval of the transaction.

A more in-depth discussion of the transaction can be found in the Company's Current Report on Form 8-K filed in connection with the execution of the stock purchase agreement and will be found in the Company's proxy statement to be filed with the Securities and Exchange Commission.

Daroth Capital Advisors originated the transaction and served as financial advisor to Ameritrans Capital Corporation in connection with the transaction.  Duff and Phelps LLC has issued a fairness opinion letter to the Board of Directors of the Company. Katten Muchin Rosenman LLP served as Ameritrans’ legal counsel in connection with the transaction, and Richards, Layton & Finger, P.A. served as Ameritrans' legal counsel on Delaware law matters.

Latham & Watkins LLP served as Columbus Nova's legal counsel in connection with the transaction.

About Ameritrans Capital Corporation

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (BDC) under the Investment Company Act of 1940, as amended. Ameritrans originates, structures and manages a portfolio of secured business loans and selected equity securities.  Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.

About Columbus Nova

Columbus Nova is a privately held investment management firm headquartered in New York and manages over $10 billion in assets through its direct funds and controlled entities. The firm has a broad investment mandate which allows Columbus Nova to invest through its managed vehicles across all levels of the capital structure, from senior secured debt to common equity.  The company takes a value-oriented, long-term view to investing and seeks consistent returns with an emphasis on capital preservation.   Bounty Investments, LLC, a Delaware company, and Renova, a Bahamian company, are both managed by Columbus Nova.

Forward Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the proposed common stock purchase and debt financing transactions and other actions described in this press release, including the potential reverse stock split.  Words such as "intends," "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including the satisfaction of the conditions of the proposed transactions on the proposed timeframe or at all, and other factors enumerated in the filings Ameritrans Capital Corporation makes with the SEC. Ameritrans Capital Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transactions and actions described in this press release and required stockholder approval, Ameritrans Capital Corporation will file with the SEC a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the stockholders of Ameritrans Capital Corporation.  Ameritrans Capital Corporation's stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transactions and actions. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov.

Contact:

Ameritrans Capital Corporation

Michael Feinsod, 212-355-2449